UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Rockford Corporation

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ROCKFORD CORPORATION
600 South Rockford Drive
Tempe, Arizona 85281
To the Holders of
Rockford Corporation Common Stock

Re: 2006 Annual Shareholders Meeting
Dear Shareholder:
      You are cordially invited to attend Rockford’s 2006 Annual Shareholders Meeting. We will hold the meeting on Wednesday, May 10, 2006, at 600 South Rockford Drive, Tempe, Arizona, 85281. The meeting will begin promptly at 2:00 p.m., Mountain Standard Time. For those of you outside of Arizona, this is the same as Pacific Daylight time and is 5:00 p.m. Eastern Daylight Time. Please plan to arrive a few minutes before the meeting.
      The formal notice of the meeting follows on the next page. No admission tickets or other credentials are required unless you hold your shares in street name. If you hold your shares in street name, please follow the directions given in the Proxy Statement.
      We will have some of our directors and officers available before and after the meeting to speak with you. During the meeting, we will answer your questions about our business affairs and will consider the matters explained in the Notice and Proxy Statement that follow.
      Please vote, sign and return the enclosed Proxy Card as soon as possible, whether or not you plan to attend the meeting. Your vote is important.

Sincerely,

/s/W. Gary Suttle

W. Gary Suttle
President and Chief Executive Officer

NOTICE OF 2006 ANNUAL SHAREHOLDERS MEETING
April 7, 2006
To the Holders of
Rockford Corporation Common Stock
      We will hold our 2006 Annual Shareholders Meeting on Wednesday, May 10, 2006. We will meet at 2:00 p.m., Mountain Standard Time, at 600 South Rockford Drive, Tempe, Arizona 85281. At the meeting we will:

•	Elect six directors;

•	Approve the Rockford Corporation 2005 Stock Option Plan;

•	Ratify the appointment of Ernst & Young LLP as Rockford’s Independent Registered Public Accounting Firm for 2006; and

•	Consider any other matters that properly come before the meeting.
      Shareholders may vote at the meeting if they owned our common stock of record at the opening of business, 8:00 a.m., Eastern Standard Time, on March 13, 2006. We will have at the meeting a list of the shareholders eligible to vote. We will also have the list at our principal executive office, 600 South Rockford Drive, Tempe, Arizona 85281, for ten days before the meeting. Any shareholder may examine the list for any purpose germane to the meeting.
      We have enclosed our 2005 Annual Report, including financial statements, and our Proxy Statement with this notice of our annual meeting.
      The Board of Directors is soliciting your proxy and requests that you please sign, date and mail the enclosed Proxy Card. We have provided a return envelope for that purpose, which requires no postage if mailed in the United States. We encourage you to vote.

/s/ RICHARD G. VASEK

RICHARD G. VASEK
Vice President of Finance,
Chief Financial Officer and Secretary
Please Vote — Your Vote is Important

Proxy Statement

General Information

Who May Vote	You may vote if our records show that you held shares of our common stock as of March 13, 2006. As at March 13, 2006, 9,385,970 shares were outstanding and entitled to vote. The enclosed Proxy Card shows the number of shares you may vote.

Number of Votes	You have one vote for each share, except that you may cumulate votes in the election of directors. Because you may cumulate votes in the election of directors and we will elect six directors, you have six votes for each share in our election of directors. You may cast your votes for a single candidate or you may divide them as you choose among up to six candidates.

Voting by Proxy	If you hold your shares in your own name, you may vote by signing, dating and mailing the Proxy Card in the envelope provided. If you give us a proxy without giving specific voting instructions, the Proxies will vote your shares as the Board of Directors recommends. If the meeting is adjourned, the Proxies will vote your shares on the new meeting date unless you revoke your proxy.

The Board of Directors is soliciting the enclosed proxy. We anticipate first mailing this Proxy Statement and the Proxy Card on or about April 7, 2006.

If a broker, bank or other nominee holds your shares so that they are in “street name,” you will receive instructions from them. You must follow their instructions if you want to have your shares voted.

Other Matters	We are not aware of any matters that will be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters are properly presented at the meeting, the Proxies will vote your shares using their own judgment.

Voting in Person	You may vote your shares at the meeting if you attend in person.

Revoking Your Proxy	You may revoke your proxy if you:

• Send us another signed proxy with a later date and we receive it before the Proxies vote your shares at the meeting; or

• Send us a letter revoking your proxy and we receive it before the Proxies vote your shares at the meeting; or

• Attend the Annual Meeting and vote your shares in person.

How a Quorum is Determined	If you have returned a Proxy Card or attend the meeting in person, we will count your shares to determine whether there is a quorum even if you abstain from voting.

If a broker indicates on a proxy that the broker does not have discretionary authority to vote shares on a particular matter, we will not consider the shares present and will not vote them on the matter.

Cost of this Solicitation	We will pay the cost of this proxy solicitation, including the charges of brokerage firms and others who forward material to beneficial owners of our shares. We will solicit proxies by mail and may also solicit them by personal interview, telephone, e-mail or telegraph.

Georgeson Shareholders will serve as our proxy solicitation agent, will coordinate the distribution of proxy materials and will oversee the return of Proxy Cards. We estimate the fee for these services will be $5,000.

Attending the Meeting if your shares are in “Street Name”	If your shares are held in street name you may attend the meeting, but you must vote through your broker or bank and cannot vote in person. If you are a beneficial owner of shares held by a broker or bank you will need proof of ownership to attend the meeting. We will accept a recent statement or letter from your broker or bank, showing your ownership of our shares on the record date, as proof of ownership.

Required Vote To Approve The Proposals

Election of Six Directors	The six nominees for director who receive the most votes will be elected. Shareholders may cumulate votes in the election of directors, so each shareholder has six votes for each share in our election of directors. You may cast your six votes per share for a single candidate or you may divide them as you choose among up to six candidates.

Approve The Rockford Corporation 2005 Stock Option Plan	The Shareholders will approve the Rockford Corporation 2005 Stock Option Plan if a majority of the shares voting approve the plan.

Ratification of Independent Registered Public Accounting Firm	The shareholders will ratify our appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2006 if a majority of the shares voting approve the appointment.
Who To Call If You Have Questions

Director of Investor Relations	If you have questions about the meeting or voting please call our Director of Investor Relations, at (480) 517-3042.
PROPOSAL ONE
ELECTION OF DIRECTORS

Proposal To Elect Six Directors

Directors to be Elected	The shareholders will elect the entire Board of Directors, a total of six directors, at the meeting.

Cumulative Voting Allowed	Shareholders may cumulate votes in the election of directors, so each shareholder has six votes for each share. You may cast your six votes per share for a single candidate or you may divide them as you choose among up to six candidates.

Vote Required	The six nominees who receive the most votes will be elected.

Nominees of the Board	Our Board has nominated the following individuals to serve on our Board of Directors:

W. Gary Suttle	Jerry E. Goldress
Nicholas G. Bartol	Timothy C. Bartol
Ralph B. Godfrey	John P. Lloyd

Each nominee is currently serving on the Board, has agreed to be named in this Proxy Statement and has agreed to serve if elected. See the section “Executive Officers and Board of Directors” for information about each of the nominees.

Each director elected will hold office until the next annual meeting or until a successor is elected and qualified. If a director resigns or otherwise is unable to complete his term of office, the Board of Directors may elect another director for the remainder of the term.

So far as we know, the listed nominees will be able to serve. If a nominee is unavailable, the Proxies will vote your shares for any Board of Directors’ proposed substitute nominee.

Recommendation	Your directors recommend that you elect the six nominees.
PROPOSAL TWO
ROCKFORD’S 2005 STOCK OPTION PLAN

Proposal to approve Rockford’s 2005 Stock Option Plan

Approval of the 2005 Stock Option Plan	The shareholders will decide whether to approve Rockford’s 2005 Stock Option Plan at the meeting. In voting on the Plan, each shareholder has one vote for each share.

Description of the Plan	The Board of Directors recommends that the shareholders approve Rockford’s 2005 Stock Option Plan (the “Plan”). The following is a summary of the material provisions of the Plan; it should, however, be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the Plan which is attached as Exhibit B.

The 2005 Plan is similar to our 1994, 1997, and 2002 Plans. We are adopting a new plan in order to authorize the issuance of stock options for up to 500,000 additional shares of our common stock. This is necessary because we have granted substantially all of the options authorized under our 1994, 1997 and 2002 Plans and because the 1994 Plan has expired.

The Plan was adopted by the Board of Directors on November 1, 2005. Under the Plan we may grant incentive stock options (“ISO’s”) and non-qualified stock options (“NQSO’s” and, together with ISO’s, “Options”) to our key employees, officers, directors and consultants.

The purpose of the plan is to:

•	attract and retain skilled and qualified officers, directors and key employees;

•	motivate them to achieve our long-range goals; and

•	align their interests with the interests of our shareholders.

If the shareholders approve the Plan we will reserve a total of 500,000 shares of our common stock for issuance under the Plan. Shares of common stock reserved for issuance upon the exercise of options are available for future reissuance if the options expire or terminate without being exercised.

The maximum number of Shares available for issuance under the Plan is 500,000.

The Plan is administered by the Compensation Committee. All members of the Compensation Committee are directors. Each member is both a “disinterested person” under Exchange Act Rule 16B-3 and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Committee has discretion to determine:

•	who should receive options;

•	how many shares to include in each grant;

•	the exercise price for each option;

•	whether an option should be an ISO or NQSO;

•	the vesting schedule for each option;

•	the term of each option; and

•	other material terms of the options granted.

The term of an Option may not exceed 10 years. There is no limitation on the number of Options we may grant to one individual except that, for ISO’s, the aggregate fair market value of stock that is exercisable for the first time by any individual during any calendar year may not exceed $100,000. We may not grant ISOs with an exercise price below fair market value as determined on the date of grant. Additional restrictions are applicable if an ISO is granted to an individual owning 10% or more of our outstanding shares.

The committee may make adjustments to options granted to prevent substantial dilution or enlargement of rights if we declare a stock dividend, recapitalize, reorganize, merge, consolidate, split-up, combine or exchange shares, or make any similar change of our common stock. The board or compensation committee may terminate outstanding options if we merge with or sell our assets to another entity.

Option holders may pay the exercise price for options in cash or, at the committee’s discretion, in shares of common stock that the option holder has held for at least 6 months. Also at the committee’s discretion, option holders may exercise on a cashless basis through the same-day sale of the purchased shares. The Plan does not authorize the grant of “Reload” options.

Prior to expiration of the Plan, generally the board of directors may terminate, amend or modify the plan at any time; however, no termination, amendment or modification may adversely change the rights of holders of outstanding options without their consent. No amendment will be effective without prior shareholder approval if the amendment would

• materially increase the number of shares we may issue under the Plan to individuals subject to Section 16(b) of the Securities Exchange Act of 1934 (“Insider Participants”); or

• materially modify the requirements for eligibility to participate in the Plan to add a class of Insider Participants.

Other amendments may also require shareholder approval under applicable law or the Code.

Because the Compensation Committee will administer the Plan and decide each of these matters, we are not able to determine at this time the benefits or amounts that any individual or group will receive under the Plan, other than the initial grants described below.

Initial Grants	Initial awards were granted by the Board of Directors under the Plan to the Named Executive Officers and Directors as follows:

	Number of	Exercise Price
Name	Option Grants	(Per/Share)

W. Gary Suttle	50,000	$2.90
Nicholas G. Bartol	7,500	$2.90
Timothy C. Bartol	7,500	$2.90
Ralph B. Godfrey	15,000	$2.90
Jerry E. Goldress	15,000	$2.90
John P. Lloyd	15,000	$2.90

The options were all granted on December 2, 2005. The options vest 25% immediately and 25% on each anniversary of the grant date with full vesting occurring on the third anniversary date, assuming the executive officer remains employed by Rockford. Grants automatically become 100% vested at the age of 65.

Reasons for Proposal	The Committee is recommending that the shareholders approve Proposal Two, the Rockford Corporation 2005 Stock Option Plan in order to retain and focus Rockford’s employees on Rockford’s long-term profitability and increasing shareholder value. The grants provide increasing incentive only if substantial stock appreciation is actually realized for shareholders, thus providing a direct link between the Company’s stock performance and executive compensation.

Federal Income Tax Consequences	Set forth below is a summary of the federal income tax consequences under the Code of the grant and exercise of the Options awarded under the Plan. The results described below may not apply in particular situations if rules or interpretations that are beyond the scope of this summary apply. If federal tax laws change, the following discussion may no longer apply. State and local tax provisions vary and are not covered in this summary.

Participants in the Plan who review this document should not rely on it in preparing their tax returns. They should consult their own tax advisors about their particular situation, since other tax rules may cover them. We do not provide tax advice to participants in the Plan.

Non-Qualified Stock Option. Ordinarily, there will be no federal income tax consequences to either the employee or Rockford on the grant of a NQSO. On the exercise of a NQSO, the employee will have taxable ordinary income equal to the excess of the fair market value of the Common Shares received on the exercise date over the option exercise price of the shares. Rockford will be entitled to a tax deduction in the amount equal to such excess, provided Rockford complies with applicable withholding or reporting rules. Special rules may affect the timing of recognition of income, and of Rockford’s deduction, if an Insider Participant is involved.

Any ordinary income realized by an employee upon exercise of a NQSO will increase his or her tax basis in the Common Shares acquired. Upon the sale of Common Shares acquired by exercise of a NQSO, employees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock.

An employee who surrenders Common Shares in payment of the exercise price of a NQSO will not recognize gain or loss on the surrender of such shares, but will recognize ordinary income on the exercise of the NQSO as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

Incentive Stock Options. Under the Code, an employee will not realize taxable income by reason of the grant or the exercise of an ISO, although the employee will have a tax preference item in the year of exercise for purposes of the alternative minimum tax. Rockford will not be entitled to any deduction upon the grant or exercise of the ISO.

If an employee exercises an ISO and does not dispose of the shares within two years from the date the option was granted or within one year from the date shares were transferred to the employee (a “Qualifying Disposition”), the entire gain, if any, realized upon disposition will be taxable to the employee as long-term capital gain. If the employee disposes of the shares in a transaction that is not a Qualifying Disposition, then the disposition is a “Disqualifying Disposition” and the Options involved will generally be treated and taxed as a NQSO. An employee who surrenders Common Shares as payment of the exercise price of the ISO generally will not recognize gain or loss on the surrender of such shares.

Anticipated Use of the Plan	Our philosophy under our existing plans has been to issue options each year, for shares in the range of 1% to 2% of our outstanding shares. We believe this provides adequate compensation to our management team and employees, maintains a portion of outstanding options unvested so that our team has incentive to remain with us, and maintains a reasonable limit on dilution of our sharehold-

ers. We anticipate that this philosophy will continue under the Plan, so that the Plan is expected to serve us for approximately 3 years, just as our 2002 Plan served us for the years 2002 through 2005.

Our practice, which we expect to continue in the Plan, is to grant options with a 10 year term and an option price equal to the fair market value on the date of grant. The vesting schedule ordinarily provides for 25% of the option shares granted to vest on the date of grant and 25% to vest on each of the first three anniversaries of the grant date. The options also fully vest if we agree to sell all or substantially all of our assets or shares or to merge with another company if our shareholders do not have a controlling interest in the surviving entity and fully vest when a recipient is 65 years old or older.

Recommendation	Your directors recommend that you vote to approve the Plan.

PROPOSAL THREE
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal To Ratify the Appointment of Ernst & Young LLP as Rockford’s Independent Registered Public Accounting Firm

Registered Public Accounting Firm Appointed	The Audit Committee, subject to ratification by the shareholders, has appointed Ernst & Young LLP as Rockford’s Independent Registered Public Accounting Firm for the year ending December 31, 2006.

If the appointment is not ratified, or if Ernst & Young LLP chooses not to or is unable to serve, the Audit Committee will appoint another Independent Registered Public Accounting Firm.

Vote Required	The appointment will be ratified if a majority of the shares voting ratify the appointment of Ernst & Young LLP.

Recommendation	Your directors recommend that you vote to ratify the appointment of Ernst & Young LLP as Rockford’s Independent Registered Public Accounting Firm for 2006.

Executive Officers And Board Of Directors
      Our Executive Officers and Board of Directors are listed in the following table:

Name	Age	Position	Director Since

W. Gary Suttle(1)	66	President, Chief Executive Officer and Director	1992
Jerry E. Goldress(1)(2)(3)(4)	75	Chairman of the Board	1998
Nicholas G. Bartol	53	Director	1985
Timothy C. Bartol(1)(2)(3)(4)	50	Director	1997
Ralph B. Godfrey(2)(3)(4)	66	Director	1999
John P. Lloyd(3)	54	Director	1988
William R. Jackson	45	Vice President of Sales and Marketing
Mark W. Matson	46	Vice President of Global Operations
Jacqueline M. Mott	62	Vice President of Human Resources and Facilities
Richard G. Vasek	41	Vice President of Finance, Chief Financial Officer and Secretary

(1)	Member of the Executive Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Audit and Finance Committee.

(4)	Member of the Governance and Nominating Committee.

W. Gary Suttle	Mr. Suttle has served as our President and Chief Executive Officer since August 1992. From that time through December 31, 1998, he simultaneously served as a partner in Grisanti, Galef & Goldress, a turnaround, growth and profit improvement firm and provided his services to us through that firm under a consulting agreement.

From 1982 until 1992, Mr. Suttle was a partner in Grisanti, Galef & Goldress and was involved in consulting and management for various manufacturing and retail firms. From 1980 to 1982, Mr. Suttle was a consultant with The Boston Consulting Group. He also served as a captain in the U.S. Marine Corps where he was involved in special operations. Mr. Suttle holds a B.S. in Electrical Engineering from Auburn University, an M.S. in Electrical Engineering from the Georgia Institute of Technology and an M.B.A. from The Harvard Graduate School of Business Administration.

William R. Jackson	Mr. Jackson has served as our Vice President of Sales and Marketing since February 2004. Prior to that, he served as Vice President of Mobile Audio since 2002 and previously served us since 1995 in various positions, including Managing Director of Lightning Audio and regional sales manager. Mr. Jackson has 25 years experience in the consumer electronics industry. Prior to joining Rockford, he managed a retail consumer electronics store for 13 years and operated a manufacturer’s sales representative firm for three years. Mr. Jackson holds a degree in Business Administration and Art from Coe College in Cedar Rapids, Iowa. Mr. Jackson has also completed the Harvard Business School’s Advanced Management Program.

Mark W. Matson	Mr. Matson has served as our Vice President of Global Operations since joining us in January 2006. Prior to joining us, Mr. Matson was the General Manager and Chief Operations Officer for Benchmark Electronics in Redmond, Washington from 2003 through 2005. Mr. Matson was Vice President of Manufacturing at Advanced Digital Information Corporation from 1998 to 2003. Mr. Matson has more than 20 years of operations, manufacturing, outsourcing, and product planning experience. Mr. Matson holds a B.A. from California State College at Bakersfield.

Jacqueline M. Mott	Ms. Mott has served as our Vice President of Human Resources and Facilities since April 2004. Prior to that she was Vice President of Human Resources since 2000 and, before that, was our Director of Human Resources since 1995. Before joining Rockford, Ms. Mott operated her own human resources and communication consulting practice. Her other experience includes serving as Vice President of Human Resources for a financial services corporation and management positions in the retail and publishing industries.

Richard G. Vasek	Mr. Vasek has served as our Vice President of Finance, Chief Financial Officer and Secretary since joining us in November 2004. Prior to joining us, Mr. Vasek spent 13 years at Royal Appliance Mfg. Co., a consumer products company, which sells and distributes products under the Dirt Devil® and Royal® brand names. There he held a variety of positions in finance, including most recently Executive Vice President of Finance, Chief Financial Officer and Secretary. Before joining Royal, he spent four years in public accounting with Coopers & Lybrand (now PricewaterhouseCoopers). Mr. Vasek has a B.S. degree in Business Administration, with a major in Accounting, from Bowling Green State University and an Executive MBA from Case Western University, Weatherhead School of Management.

Jerry E. Goldress	Mr. Goldress has served as our Chairman of the Board since 1998. Mr. Goldress served as an advisory director to us from 1992 until 1998. From 1981 until 2003, Mr. Goldress served as Chairman and Chief Executive Officer of Grisanti, Galef & Goldress. Mr. Goldress is also a director of Alamo Group (NYSE:ALG), a publicly held manufacturer of industrial mowing equipment, and of K2, Inc. (NYSE:KTO), a publicly held manufacturer of snow ski and sporting equipment. Mr. Goldress has a B.S. and M.S. in Industrial Engineering from Pennsylvania State University.

Nicholas G. Bartol	Mr. Bartol has served as a director since 1985, except for a two-year period from 1991 to 1993. Mr. Bartol has served as Chief Financial Officer of Galilee of the Nations, a music production company, since 2003. He was employed by EFW, a defense contractor, from 1985 until 1999. Mr. Bartol holds an A.B. from Brown University, an M.B.A. from Southern Methodist University and a Master of Theology from Dallas Theological Seminary. Mr. Bartol is the brother of Timothy C. Bartol.

Timothy C. Bartol	Mr. Bartol has served as a director since 1997 and served as our Chairman in 1997 and 1998. Mr. Bartol has been the principal of Bartol Consulting, a marketing and information technology consulting firm, since 2003. Mr. Bartol was employed from 1994 until 2003 by Phillips Information Resources, serving in multiple positions including Director of Application Development and Chief Technology Officer. Mr. Bartol holds a B.A. from Stanford University, and an M.B.A. and M.S./ M.I.S. from Boston University. Mr. Bartol is the brother of Nicholas G. Bartol.

Ralph B. Godfrey	Mr. Godfrey has served as a director since 1999. Mr. Godfrey was employed by 3Com Corporation, a publicly held manufacturer of computer networking products, from 1990 until he retired in 2000. He held various positions at 3Com, including Senior Vice President of Americas Sales and Senior Vice President of E-Business. Mr. Godfrey also serves as a director of Extended

Systems, Inc. (NASDAQ:XTND), a publicly held provider of mobile applications software and services. Mr. Godfrey holds a B.S.E.E. and an M.S. in Electrical Engineering from Auburn University.

John P. Lloyd	Mr. Lloyd has served as a director since 1988. Mr. Lloyd has worked since 1994 as a Managing Director in the Investment Management Group of Aetna. Mr. Lloyd is a Chartered Financial Analyst and has a B.S. in Finance from Villanova University and an M.B.A. in Investments from Drexel University.

About The Board And Its Committees

Board Meetings	In 2005, our Board held a total of five meetings. Each Director attended all of our Board meetings. Each Director also attended all of the meetings of each committee of which he was a member.

Independent Directors	The Board’s principal role is to oversee the management of Rockford’s business with the best interests of the shareholders in mind. To best accomplish this role, the Board believes that the majority of directors should be “independent.” A director is considered independent only if the Board determines that the director does not have any direct or indirect material relationship with Rockford that may impair, or appear to impair, the director’s ability to make independent decisions. To make this determination, the Board applies the definition of “independent director” in Rule 4200(a)(15) of the Nasdaq National Market’s listing standards, applicable laws and regulations, and its judgment about each director’s independence. The Board has determined that each of our directors other than Mr. Suttle is independent as of the date of this Proxy Statement. At each regularly scheduled board meeting, the independent directors ordinarily hold an executive session at which only the independent directors and our counsel are present.

Board Committees	Executive Committee: The Executive Committee meets periodically to advise upon and approve business matters that arise between Board meetings. The Executive Committee did not meet during 2005. The current members of the Executive Committee are Messrs. Goldress (Chair), T. Bartol and Suttle.

Governance and Nominating Committee: The Governance and Nominating Committee oversees all matters of corporate governance, including recommending officers and directors to the Board of Directors. The Board has adopted a written charter for the Governance and Nominating Committee. The Governance and Nominating Committee was combined with the Compensation Committee through 2003 but was separated at the Board’s January 2004 meeting. It did not have a formal meeting during 2005. The current members of the Governance and Nominating Committee are Messrs. T. Bartol (Chair), Godfrey and Goldress. All are independent directors.

The Governance and Nominating Committee will consider nominees recommended by our shareholders. If you wish to make a recommendation please send it to our Director of Investor Relations at our executive offices. We must receive nominations no later than December 8, 2006, to consider nominees for election at our annual meeting in 2006.

Compensation Committee: The Compensation Committee reviews and approves the amounts and types of compensation paid to senior management, and administers our equity-based compensation plans. The Board has adopted a written charter for the Compensation Committee. The Compensation Committee was combined with the Governance and Nominating Committee through 2003, but was separated at the Board’s January 2004 meeting. It met four times in 2005. The current members of the Compensation Committee are Messrs. T. Bartol (Chair), Godfrey and Goldress. All are independent directors.

Audit and Finance Committee: The Audit and Finance Committee reviews our accounting controls and financial reporting processes. It is responsible for retaining our outside auditors. The Board of Directors has adopted a written charter for the Audit and Finance Committee. The Audit and Finance Committee met four times during 2005.

The current members of the Audit and Finance Committee are Messrs. Lloyd (Chair), Goldress, Godfrey and T. Bartol. Our board of directors has determined that Mr. Lloyd qualifies as an “audit committee financial expert” and is independent, as those terms are defined in the SEC’s rules. The members of our Audit and Finance Committee are independent as defined in Rule 4200(a)(15) of the Nasdaq National Market’s listing standards. We believe each of them satisfies the requirements for financial literacy established in Rule 4230 of the Nasdaq National Market’s listing standards, and we believe that Mr. Lloyd has the requisite financial expertise required by those standards.

Audit and Finance Committee Report and Actions

The following is the 2005 report of the Audit and Finance Committee.

We focus our audit functions on three areas:

• The adequacy of our internal controls and financial reporting process and the reliability of our financial statements;

• The independence and performance of our independent auditors; and

• Our compliance with legal and regulatory requirements.

We meet with management periodically to consider the adequacy of our internal controls and financial reporting. We discuss these matters with our independent auditors and with appropriate financial personnel on Rockford’s staff. We regularly meet privately with our Independent Registered Public Accounting Firm, who have unrestricted access to the Committee.

The Audit Committee is responsible for the appointment of Rockford’s Independent Registered Public Accounting Firm, for establishing their compensation and for approving any non-audit services they provide. We also review periodically the auditors’ performance and independence from Rockford and its management. In addition, we review Rockford’s financing plans and make recommendations to the full Board of Directors for approval and to authorize action.

The Board of Directors has adopted a written charter setting out the audit-related functions the Committee is to perform. You can find a copy of that charter attached to this Proxy Statement as Appendix A.

Management has primary responsibility for Rockford’s financial statements and the overall reporting process, including Rockford’s system of internal controls. The Independent Registered Public Accounting Firm audits the annual financial statements prepared by management, expresses its opinion as to whether those financial statements fairly present Rockford’s financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the U.S. and discusses with us any issues they believe should be raised with us.

During 2005, we reviewed Rockford’s audited financial statements and met with both management and Ernst & Young LLP, Rockford’s Independent Registered Public Accounting Firm, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

We have received from and discussed with Ernst & Young LLP the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. These disclosures relate to that firm’s independence from Rockford. We also discussed with Ernst & Young LLP any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

Based on these reviews and discussions, we recommended to the Board of Directors that the audited financial statements be included in Rockford’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Audit and Finance Committee:	John P. Lloyd
Timothy C. Bartol
Jerry E. Goldress
Ralph B. Godfrey
Director Compensation

We compensate our non-executive Directors by paying them a retainer of $2,500 per quarter and $1,250 per Board meeting attended, $1,000 per Committee meeting attended and $2,000 per Audit Committee meeting attended. In addition to compensation, we reimburse Directors for their reasonable travel expenses incurred in attending Board and Committee meetings.

We have also customarily granted to our non-executive Directors options under our Stock Option Plans.
Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are named above. We did not employ any member of the Compensation Committee during fiscal year 2005. None of our directors (nor any family member of any director) served during fiscal year 2005 as an executive officer of any entity whose Compensation Committee (or other comparable Committee, or the Board of Directors, as appropriate) included a Rockford executive officer. There are no “interlocks” as defined by the Securities and Exchange Commission.

Executive Compensation
      The following table summarizes the annual and long-term compensation we paid for 2003, 2004 and 2005 to our Chief Executive Officer, each of our three other executive officers who were serving as executive officers at the end of 2005 and earned in excess of $100,000 in salary and bonus, and one Executive Officer who was not serving at the end of 2005 but would otherwise have been named (the “Named Executive Officers”).
Summary Compensation Table

							Long Term
							Compensation
		Annual Compensation					Awards

							Securities
					Other Annual		Underlying	All Other
Name and Principal Position	Year	Salary(1)	Bonus		Compensation(2)		Options	Compensation(3)

W. Gary Suttle	2005	$520,000	—		—		50,000	$8,400
President and	2004	$520,000	—		—		64,000	$10,600
Chief Executive Officer	2003	$500,000	—		—		42,000	$115,800	(4)
David A. Boshes(5)	2005	$150,846			—		—	$220,400	(6)
Vice President of Operations	2004	$212,000	—		—		24,000	$9,569
	2003	$200,000	—		—		8,500	$5,973
William R. Jackson	2005	$249,000			—		50,000	$8,400
Vice President of Sales	2004	$204,385	—		—		65,500	$8,200
and Marketing	2003	$174,498	—		—		10,000	$5,221
Jacqueline M. Mott	2005	$169,600			—		50,000	$6,784
Vice President of	2004	$169,600	—		—		35,000	$8,591
Human Resources and Facilities	2003	$160,000	—		—		10,000	$4,778
Richard G. Vasek(7)	2005	$270,000	—		$25,455	(8)	50,000	$8,400
Vice President of Finance and	2004	$20,769	$20,000	(9)	—		60,000	—
Chief Financial Officer

(1)	Amounts listed are annual base salaries, except that Mr. Jackson’s compensation includes commissions of $74,498 for 2003, and $4,385 for 2004.

(2)	Perquisites provided to each of the Named Executive Officers, if any, do not exceed the disclosure thresholds established under the Securities and Exchange Commission rules and are not included in the total.

(3)	Except as specifically stated in notes (3) through (8) immediately below, the amounts shown as All Other Compensation represent Rockford contributions to our Employee 401(k) Deferred Compensation Plan on behalf of each individual.

(4)	For Mr. Suttle, the amount shown as All Other Compensation for 2003 represents:

•	Our contribution for Mr. Suttle of $6,000 to our Employee 401(k) Deferred Compensation Plan; and

•	Compensation of $109,800 to reimburse Mr. Suttle for “split dollar” life insurance premiums pursuant to his employment agreement and the taxes incurred as a result of reimbursement through compensation for the years 2002 and 2003.

(5)	Mr. Boshes resigned his position as an executive officer of Rockford in September 2005.

(6)	For Mr. Boshes, the amount show as All Other Compensation for 2005 represents:

•	Our contribution for Mr. Boshes of $8,400 to our employee 401(K) deferred compensation plan; and

•	Compensation of $212,000 for separation pay.

(7)	Mr. Vasek joined Rockford and became a Named Executive Officer in November of 2004.

(8)	Amount represents tax gross-up payments to Mr. Vasek related to reimbursement of expenses arising from his relocation to Arizona.

(9)	Amount represents incentive payments made to Mr. Vasek upon joining Rockford and his relocation to Arizona.
Stock Option Grants in 2005
      The following table shows the stock options we granted to our Chief Executive Officer and the Named Executive Officers during 2005. We have never granted any stock appreciation rights.

					Potential Realizable
					Value at Assumed
	Individual Grants				Annual Rates of Stock
					Price Appreciation for
		Percent of Total			Option Term(2)
	Number of Securities	Options Granted	Exercise
	Underlying Options	to Employees in	Price		5%	10%
Name	Granted(1)	Fiscal Year	($/Sh)	Expiration Date	$	$

W. Gary Suttle	50,000	12.9%	$2.90	12/2/2015	$236,190	$376,093
David A. Boshes	—	—	—	—	—	—
William R. Jackson	50,000	12.9%	$2.90	12/2/2015	$236,190	$376,093
Jacqueline M. Mott	50,000	12.9%	$2.90	12/2/2015	$236,190	$376,093
Richard G. Vasek	50,000	12.9%	$2.90	12/2/2015	$236,190	$376,093

(1)	The options vest 25% immediately and 25% on each anniversary of the grant date with full vesting occurring on the third anniversary date, assuming the executive officer remains employed by Rockford, except for the options granted to Mr. Suttle from the Rockford Corporation 2005 Stock Option Plan which are 100% vested because of his age. The Options expire in ten years from the date of grant, subject to earlier termination upon certain events related to termination of employment.

(2)	The dollar amounts set forth in these columns are the result of calculation at the 5% and 10% rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of Rockford’s stock price.
Aggregated Option Exercises in 2005 and Year End Option Value
      The following table contains information concerning the exercise of stock options during the year ended December 31, 2005 by the Named Executive Officers, including:

•	The shares that each of them purchased during 2005 by exercising their stock options; and

•	The number and value of unexercised options each of them held at December 31, 2005. Value is determined by subtracting the exercise price from the closing market value of $3.24 per share as of December 31, 2005. Only options in the money are included in the determination of value.

			Number of Securities		Value of Unexercised
	Shares Acquired		Underlying Unexercised		In-the-Money Options at
			Options at Fiscal Year End		Fiscal Year End
	Number	Value
Name	Exercised	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

W. Gary Suttle	38,700	$26,244	307,314	12,500	$30,625	$13,625
David A. Boshes	7,500	$4,500	70,900	7,500	—	8,175
William R. Jackson	—	$—	81,000	62,500	31,500	40,000
Jacqueline M. Mott	21,500	$4,815	79,900	50,000	17,875	26,375
Richard G. Vasek	—	$—	42,500	67,500	36,950	45,450

Compensation Committee Report On Executive Compensation

Our compensation philosophy	We have historically established executive compensation to provide a base salary that will allow Rockford to hire and retain qualified management. We have also provided annual cash incentive bonuses designed to reward all employees including executives for their contributions to our performance. From time to time we have also granted stock options to executives and key employees that are designed to keep them focused on increasing shareholder value.

We believe that our executive compensation practices provide an overall level of compensation that is competitive with companies of similar size, complexity and financial performance and that our executive compensation practices have allowed us to create an executive team that is appropriate for our business. From time to time we have reviewed employee compensation data provided by compensation consulting firms and have endeavored to maintain our salary levels at approximately the 50th percentile for comparable positions at competitive companies.

Because of our poor financial performance we have not paid bonuses to our executive officers during the last 3 years and have paid bonuses to other employees only in extraordinary circumstances. In order to retain and motivate our management team, we continue to establish policies that will allow us to pay bonuses when our financial performance improves. We expect to pay bonuses when our performance improves and are budgeting for bonuses in 2006.

Procedures	We determine the compensation of our President and set policies for and approve the compensation of our other officers. This is designed to ensure consistency in compensation of our officers. In reviewing the individual performance of our officers other than the President, we take into account the views of the President and, in 2005, established base salary for officers other than the President based largely on the President’s recommendations.

We review annually the compensation of all our executives and employees. Our goal is to assure that all of our executives and employees are properly motivated to serve the interests of our shareholders.

Base Salary	We set base salaries within the ranges of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies of similar size, complexity and profitability. We take into account the position involved and the executive’s experience. In addition, we consider other factors, including each officer’s contribution to our business as a whole.

Bonus	We award cash bonuses to our employees on a discretionary basis. In determining bonus awards, we consider our financial and non-financial achievements, including revenue growth, profitability, expansion of our markets and new product introductions. Bonuses to lower-compensated employees tend to be a smaller portion of compensation, while bonuses to our most highly compensated employees (including our executive officers) tend to be larger and to vary more depending on Rockford’s performance.

We did not pay cash bonuses to our executive officers in 2003, 2004 or 2005 because our financial performance did not achieve our business and financial goals. This is in keeping with our objective to adjust bonus compensation for our executive officers on an annual basis based on financial and business results, the individual performance of the executive and the job market for key executives.

Options	Stock options are our primary long-term incentive compensation. We have awarded stock options to a broad range of our middle and upper level managers, including the President and other executive officers named in the Summary Compensation Table. The size of awards is based on position, responsibilities and individual performance, with most awards given to our executive officers and directors.

In general, our expectation is that we will award option grants to our employees each year equal to between 1% and 2% of our outstanding equity.

We believe that our long-term incentives are generally consistent with the incentives at comparable companies.

Chief Executive Officer	At the beginning of 1999 we entered into an employment agreement with our President and Chief Executive Officer. In determining his compensation, we considered his demonstrated leadership, the excellent management team he developed since joining us in 1992, and Rockford’s performance during 1997 and 1998. As of January 1, 1999, we approved an increase in Mr. Suttle’s salary to $400,000 annually from the former base of $360,000 annually. We maintained the same salary for 2000. In 2001 we increased Mr. Suttle’s salary to $450,000 annually. We maintained it at the same level in 2002 and increased his salary to $500,000 annually in 2003. In 2004, we increased his salary to $520,000.

We believe Mr. Suttle’s interests are well aligned with the interests of our shareholders because of our basic compensation system and also because of the 795,500 shares he acquired in 2001 and 2002 from our largest shareholder, Monument Investors Limited Partnership, pursuant to options Monument awarded to him when he joined us in 1992. Mr. Suttle exercised and sold 200,000 of the shares available to him from Monument in 2001 pursuant to a registration statement on Form S-3. Subsequently, in March 2002, he exercised the balance of these options and sold 100,000 more of his shares. In 2003, Mr. Suttle sold 139,000 additional shares in connection with his personal tax and financial planning, leaving him with 368,100 shares that he continues to hold (not including stock options).

Compensation Committee:	Timothy C. Bartol
Ralph B. Godfrey
Jerry E. Goldress
Related-Party Transactions
Suttle Employment Agreement
      The principal terms of our agreement with Mr. Suttle are as follows:

•	initial five-year term ended January 1, 2004, and was extended for 2 years at January 1, 2004 and for an additional 2 years at January 1, 2006. Currently expires January 1, 2008;

•	initial base salary of $400,000 per year, subject to increases at the discretion of our Compensation Committee with 2005 and 2006 base salary of $520,000;

•	bonus potential of up to 50% of salary, at the discretion of the Board of Directors and the Compensation Committee, based upon our performance. We did not pay bonuses based on performance during 2003, 2004, or 2005;

•	participation in our stock option plans, with an initial grant of 86,000 shares at $7.67 per share as of January 1, 1999;

•	payment by us of up to $36,000 per year in premiums on a “split dollar” life insurance policy for Mr. Suttle’s benefit. This arrangement was terminated in August 2002 when Congress passed the Sarbanes-Oxley Act and we subsequently paid Mr. Suttle bonuses in 2003 for the years 2002 and 2003 to compensate him for the benefits lost as a result; and

•	we may terminate the agreement at any time after the first year.
      If we terminate without good cause, or if Mr. Suttle terminates for good reason, we must continue to pay Mr. Suttle’s base salary for 18 months after the termination. Mr. Suttle may not compete with us, call on any of our customers or induce any of our employees to work for another business during the term of the agreement and for 12 months after the later of (1) the termination date or (2) the day we stop paying severance payments under the employment agreement.
PRINCIPAL SHAREHOLDERS AND SHAREHOLDINGS OF OFFICERS AND DIRECTORS
      The following table lists the share ownership as of March 13, 2006, for our directors, each of our Named Executive Officers at the end of 2005, and for all of these persons as a group. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted.

			Percent of
Name and Address of Beneficial Owner	Shares Beneficially Owned		Common Stock

W. Gary Suttle	640,325	(1)	6.6%
Jerry E. Goldress	145,840	(1)	1.5%
Nicholas G. Bartol	678,390	(1)(2)	7.2%
Timothy C. Bartol	2,880,903	(1)(3)	30.7%
Ralph B. Godfrey	117,750	(1)	1.2%
John P. Lloyd	93,697	(1)	1.0%
William R. Jackson	98,578	(1)	1.0%
Mark W. Matson	12,500	(1)	*
Jacqueline M. Mott	82,668	(1)	*
Richard G. Vasek	42,500	(1)	*
All Executive Officers and Directors as a Group (10 persons)	4,158,876	(4)	41.1%

  *     Less Than 1%

(1)	Includes shares which can be acquired by the exercise of stock options on or prior to sixty days following March 13, 2006 as follows:

Mr. Suttle — 252,814; Mr. Goldress — 39,750; Mr. N. Bartol — 12,375; Mr. T. Bartol — 12,375; Mr. Godfrey — 97,750; Mr. Lloyd — 89,350; Mr. Jackson — 95,775; Mr. Matson — 12,500; Ms. Mott — 77,881; Mr. Vasek — 42,500.

(2)	Includes 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by Prouts Neck Trust, a trust in which Mr. Bartol has a beneficial interest; and 4,095 shares held by Mr. Bartol’s wife.

(3)	Includes 2,205,789 shares held by Monument Investors Limited Partnership, for which Mr. Bartol serves as general partner; 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by Prouts Neck Trust, a trust in which Mr. Bartol has a beneficial interest; and 8,600 shares held by Mr. Bartol’s wife.

(4)	Includes 733,070 shares which can be acquired by the exercise of stock options on or prior to sixty days following March 13, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table lists each person or entity who, pursuant to SEC rules, had beneficial ownership of 5% or more of our common shares on March 13, 2006 based upon information furnished to us:

	Shares and Nature of		Percent of
Name and Address of Beneficial Owners	Beneficial Ownership		Total Shares

Timothy C. Bartol	2,880,903	(1)	30.7%
600 South Rockford Drive Tempe, Arizona 85281
Monument Investors Limited Partnership	2,205,789	(2)	23.5%
600 South Rockford Drive Tempe, Arizona 85281
Hamilton Investment Management LLC	1,247,676	(3)	11.7%
415 Madison Ave, 19th Floor New York NY 10017
SKIRITAI Capital LLC	930,599	(4)	9.9%
601 Montgomery Street Suite 1112 San Francisco, CA 94111-2614
Quaker Capital Management Corporation	758,200	(5)	8.1%
401 Wood Street Pittsburgh, PA 15222
Austin W. Marxe & David M. Greenhouse	779,800	(6)	7.7%
527 Madison Avenue, Suite 2600 New York, New York 10022
Nicholas G. Bartol	678,390	(7)	7.2%
600 South Rockford Drive Tempe, Arizona 85281
W. Gary Suttle	640,325	(8)	6.6%
600 South Rockford Drive Tempe, Arizona 85281
Citigroup, Inc.	633,838	(9)	6.3%
399 Park Avenue New York, NY 10043
Boulder Investors Limited Partnership	602,493	(10)	6.4%
600 South Rockford Drive Tempe, Arizona 85281
Franklin Advisers, Inc.	575,000	(11)	6.1%
1 Franklin Parkway San Mateo, CA 94403-1906
Dimensional Fund Advisors, Inc.	544,836	(12)	5.8%
1299 Ocean Avenue 11th Floor Santa Monica, CA 90401-1005
Daeg Capital Management, LLC	529,376	(13)	5.6%
100 Park Avenue New York NY 10017

(1)	Includes 2,205,789 shares held by Monument Investors Limited Partnership, for which Mr. Bartol serves as general partner; 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by Prouts Neck Trust, a trust in which Mr. Bartol has a beneficial interest; 8,600 shares held by Mr. Bartol’s wife; and 12,375 shares underlying vested options granted under the Company’s stock option plans. Mr. Bartol disclaims beneficial ownership of the shares held by his wife. Mr. Bartol’s address is c/o Rockford Corporation, 600 South Rockford Drive, Tempe, Arizona 85281.

(2)	Monument Investors Limited Partnership is owned by Mr. T. Bartol (general partner) and Mr. N. Bartol, Ms. P. Carrio and Ms. A. Butterfield (limited partners) the four natural children of John and Caroline Bartol.

(3)	Based on schedule 13(G/ A) dated February 14, 2005, and filed with the Securities and Exchange Commission. All reported shares are shares into which Hamilton or affiliates may convert Rockford’s 4.5% Convertible Notes or shares issuable upon exercise of warrants to purchase Rockford’s common stock.

(4)	Based on schedule 13(G/ A) dated February 10, 2006 and filed with the Securities and Exchange Commission.

(5)	Based on schedule 13(G/ A) dated March 9, 2006, and filed with the Securities and Exchange Commission. Includes 756,900 shares that investment advisory clients of Quaker Capital Management Corporation own and over which it has discretionary authority. Quaker Capital Management Corporation disclaims beneficial ownership of these shares.

(6)	Based on schedule 13(G/ A) dated February 13, 2006 and filed with the Securities and Exchange Commission. All reported shares are shares into which Marxe and Greenhouse, or their affiliates, may convert Rockford’s 4.5% Convertible Notes or shares issuable upon exercise of warrants to purchase Rockford’s common stock. Based on the Schedule 13(G), Marxe and Greenhouse are:

(a)	the controlling principals of AWM Investment Company, Inc. the (i) general partner of and investment adviser to Special Situations Cayman Fund, L.P., and (ii) the general partner of MGP Advisers Limited Partnership, the general partner of and investment adviser to Special Situations Fund III, L.P. and Special Situations Fund III QP, L.P.; and

(b)	members of MG Advisers L.L.C., the general partner of and investment adviser to Special Situations Private Equity Fund, L.P.

(7)	Includes 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by Prouts Neck Trust, a trust in which Mr. Bartol has a beneficial interest; 4,095 shares held by Mr. Bartol’s wife; and 12,375 shares underlying vested options granted under our stock option plans. Mr. Bartol disclaims beneficial ownership of the shares held by his wife

(8)	Includes 252,814 shares underlying vested options granted under our stock option plans.

(9)	Based on schedule 13(G) dated February 8, 2006 and filed with the Securities and Exchange Commission. All reported shares are shares into which Citigroup or affiliates may convert Rockford’s 4.5% Convertible Notes or shares issuable upon exercise of warrants to purchase Rockford’s common stock.

(10)	Boulder Investors Limited Partnership is owned by Mr. T. Bartol and Mr. N. Bartol (general partners) and Ms. P. Carrio and Ms. A. Butterfield (limited partners), the four natural children of John and Caroline Bartol.

(11)	Based on schedule 13(G) dated February 11, 2005, and filed with the Securities and Exchange Commission.

(12)	Based on schedule 13(G/ A) dated February 1, 2006, and filed with the Securities and Exchange Commission.

(13)	Based on schedule 13(G) dated March 6, 2006, and filed with the Securities and Exchange Commission.
Section 16(A) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires

•	our executive officers;

•	our directors; and

•	persons who beneficially own more than 10% of a registered class of our equity securities to file reports of beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC and the National Association of Securities Dealers. These reporting persons must furnish us with copies of all Forms 3, 4 and 5 that they file.
      Based solely upon our review of the copies of Forms 3, 4 and 5 and amendments to these forms, we believe that all reporting persons complied with all filing requirements on a timely basis during 2005 except for the following:
      Pursuant to our regular practice, we help our officers who receive stock option grants to file their Forms 4 in connection with the grants. Our staff failed to follow our normal procedure for Forms 4 that were required to be filed after we granted options to purchase our common stock on December 2, 2005, including option grants to Mr. Suttle (50,000 shares), Mr. Goldress (15,000 shares), Mr. T. Bartol (7,500 shares), Mr. N. Bartol (7,500 shares), Mr. Lloyd (15,000 shares), Mr. Godfrey (15,000 shares), Mr. Vasek (50,000 shares), Mr. Jackson (50,000 shares), and Ms. Mott (50,000 shares). We discovered this oversight shortly after the forms were due and helped our officers file these Forms on December 13, 2005, which was 7 days after the December 6, 2005, due date for the filing. We have instituted additional calendaring procedures to assure that our staff is aware of the need to file Forms 4 in connection with future grants. We do not expect additional late filings related to stock option grants.
      After he resigned, our former officer Mr. Boshes sold shares on September  9, 2005, and filed his Form 4 relating to the sale one day late on September  14, 2005. We were assisting Mr. Boshes, but were unable to complete the form until after the time when we could file on September 13. The administration of the filing was delayed by Mr. Boshes’s resignation and because the person responsible for filing happened to be absent on September 9 through 12. To avoid such issues in the future, we intend to remind officers who leave us of their filing duties and work with them to assure that we are informed of transactions more quickly. We have also taken steps to have an additional person trained on filing issues, so that a single absence should not cause delays in the future.
Stock Price Performance Graph
      Set forth below is a line graph comparing the cumulative total return over the five year period for the years ending on December 31, 2001, 2002, 2003, 2004, 2005, for an investment of $100 in each of the following:

•	Shares of our common stock;

•	The Russell 2000 Index, a broad based equity index of smaller capitalization companies, with dividends reinvested. We believe this index is a better comparison for our stock than the S&P 500 or Nasdaq Stock Market indexes because it includes smaller companies more comparable in size to us than either of the larger indexes; and

•	The Standard and Poors Household Audio and Video Equipment Index. Rockford believes this index represents a reasonable line-of-business index, has adopted it as Rockford’s index, and plans to use this index in future reports.

•	In prior years, we have used for this stock price performance graph a peer group we selected at the time of our initial public offering. The peer group originally included Harman International Industries, Inc.; Boston Acoustics, Inc.; Recoton Corp.; and Phoenix Gold International, Inc. The peer group index is weighted based on market capitalization as of the beginning of each measurement period and assumes the reinvestment of dividends. For each year we adjust the weightings at the end of the year. Recoton Corp filed for bankruptcy during 2002 and was liquidated during 2003; accordingly, its shares have become essentially worthless and we have removed it from the index for 2004 and 2005. Boston Acoustics was acquired in 2005 and its stock is no longer traded. Phoenix Gold’s performance has been poor and it now only trades in OTC markets. Due to the limited number of companies remaining and Harman’s domination of this group in terms of market capitalization and perfomance, we have concluded that this group is not a proper peer group and we have ceased using it. In accordance with the SEC’s rules, the graph below includes our former peer group; we have ceased using this peer group and will not include it in future reports.

      The number values for the chart above are as follows:

	Stock Performance Values($)

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2000	2001	2002	2003	2004	2005

Rockford Corp	100	172	118	104	40	65

Russell 2000	100	102	81	120	142	148

S & P Household Audio and Video	100	65	48	46	56	52

Former Peer Index	100	125	149	362	619	479

Independent Registered Public Accounting Firm and Fees
      Ernst & Young LLP served as our Independent Registered Public Accounting Firm for fiscal years 2004 and 2005. The Audit and Finance Committee, subject to ratification of the shareholders, has selected Ernst & Young LLP to serve as our Independent Registered Public Accounting Firm for fiscal year 2006. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to questions.
      During 2004 and 2005 we paid our Independent Registered Public Accounting Firm, Ernst & Young LLP, the following fees for services they provided to us:

		% of		% of
	2004	Total	2005	Total

Audit Fees	$605,000	67.3%	$397,000	76.6%
Audit Related Fees	71,000	7.9	—	—
Tax Fees	223,000	24.8	135,000	25.4
Other Fees	—	—	—	—
Financial System Design and Implementation Fees	—	—	—	—

Total Fees	$899,000	100.0%	$532,000	100.0%

      Audit related fees consist primarily of work related to an abandoned acquisition.
      The Audit and Finance Committee has reviewed and approved the services Ernst & Young LLP provided to Rockford during 2004 and 2005 and believes that the audit related fees and other fees which it has been paid did not impinge on the Registered Public Accounting Firm’s independence.

Our Next Annual Meeting and Proposals By Shareholders
      We expect our 2007 annual meeting will take place on or about May 9, 2007. As a shareholder you may seek to:

•	nominate directors; or

•	have proposals presented in our Proxy Statement and considered at our annual meeting.
      Your nomination or proposal must comply with Arizona law and, for the 2007 annual meeting, we must receive it no later than December 8, 2006. You should direct any proposals and related questions to our Director of Investor Relations, at (480) 517-3042.
Annual Report
      Our Annual Report with audited financial statements for the year ended December 31, 2005, accompanies and is incorporated by reference in this Notice and Proxy Statement. We expect to mail it to all shareholders of record on or about April 7, 2006. Any exhibit to the Annual Report will be furnished to any requesting person who makes a good faith representation that he or she was a beneficial owner of our Common Stock on March 13, 2006.

By order of the Board of Directors.

/s/ Richard G. Vasek

Richard G. Vasek
Vice President, Chief Financial Officer
and Secretary

APPENDIX A
ROCKFORD CORPORATION
Audit and Finance Committee Charter

1.	Organization
      This charter governs the Audit and Finance Committee of Rockford’s Board of Directors. The committee will consist of at least three directors appointed by the Board in consultation with the Governance and Nominating Committee. Each committee member must be independent as defined in Rockford’s Corporate Governance Guidelines.
      None of the members will have any relationship that, in the Board’s opinion, would interfere with the member’s exercise of independent judgment. In addition, all committee members will be financially literate or will become financially literate within a reasonable period of time after appointment to the committee. At least one member of the committee will have accounting or related financial management expertise as required by applicable laws and regulations.

2.	Purpose
      The Audit and Finance Committee will help the Board fulfill its oversight responsibility to the shareholders, potential shareholders, the investment community, and others. It is responsible on behalf of the Board to review and supervise Rockford’s financial reporting process, systems of internal accounting and financial controls, preparation of financial statements, annual independent audit of financial statements, and the legal compliance and ethics programs. In so doing, the committee will maintain free and open communication between the committee, independent auditors [Independent Public Accounting Firm?] and management.
      In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention. The committee will have full access to all Rockford’s books, records, facilities, and personnel and the power to retain outside counsel or other independent advisors and experts for this purpose.

3.	Responsibilities
      3.1     Audit and Accounting Duties. The Audit and Finance Committee is responsible for overseeing Rockford’s financial reporting process on behalf of the Board. It will report the results of its activities to the Board. Specifically, the committee’s responsibilities include:

•	Reviewing and assessing the adequacy of the committee’s charter annually. The charter will be disclosed in the proxy statement at least once every three years.

•	Recommending annually to the Board the selection, retention or termination of Rockford’s independent auditors. The committee will have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the shareholders.

•	Taking steps to assure the independence of the independent auditors, including reviewing the independent auditor’s services and fees and requiring a formal written statement from the independent auditors regarding relationships between the independent auditors and Rockford.

•	Reviewing Rockford’s financial reporting and accounting policies and practices, and discussing the quality and appropriateness of such policies and practices with the independent auditors and management.

•	Reviewing annually with the independent auditors and Rockford’s financial management the scope and procedures of the audits of Rockford’s financial statements.

•	Reviewing the results of each annual audit with the independent auditors and management, and recommending to the Board inclusion of the financial statements in Rockford’s Annual Report on Form 10-K filed with the SEC.

•	Reviewing with the independent auditors and management the results of the independent auditors’ review of the quarterly financial statements, including any significant accounting or disclosure issues, prior to filing Rockford’s Quarterly Reports on Form 10-Q with the SEC.

•	Reviewing Rockford’s internal audit procedures and the coordination of such procedures with the independent auditors.

•	Reviewing with management and the independent auditors the adequacy and effectiveness of Rockford’s internal accounting systems and financial controls including Rockford’s system to monitor and manage business risk, and legal and ethical compliance programs.

•	Reviewing Rockford’s policies and procedures to ensure their compliance with all applicable legal requirements and ethical standards and recommending to the Board any appropriate changes to these policies that the Committee deems appropriate.

•	Adopting other flexible policies and procedures, in order to best react to changing conditions and circumstances, and to assure the directors and shareholders that Rockford’s corporate accounting and reporting practices are in accordance with all requirements and are of the highest quality.
      3.2     Finance Responsibilities. The Audit and Finance Committee is also responsible for reviewing and approving on behalf of the Board Rockford’s actions, policies and strategies related to corporate finance, including the following:

•	Capital structure plans and strategies and specific equity or debt financings;

•	Capital expenditure plans and strategies and specific capital projects;

•	Strategic and financial investment plans and strategies and specific investments;

•	Proposed mergers, acquisitions, divestitures and strategic investments;

•	Insurance and risk management activities;

•	Cash management plans and strategies and all activities relating to cash accounts and cash investments portfolio, including the establishment and maintenance of bank, investment and brokerage accounts;

•	Financial structuring and risks, including issues such as debt structuring, investment management and foreign currency risk and exposure; and

•	Other transactions or financial issues that the Board or management desires the Audit and Finance Committee to review.

4.	Meetings and Reports
      The Audit and Finance Committee will hold regularly scheduled meetings at least four times per year. Additional meetings may occur if the committee or the Board deems them advisable. The committee will promptly report the results of the committee’s activities and meetings to the Board and will maintain written minutes of its meetings to be filed in Rockford’s official minute book.

5.	Reporting of Concerns to the Audit and Finance Committee
      Anyone (including Rockford’s employees) who has a concern about Rockford’s conduct, accounting, financial reporting, internal controls or auditing matters, may communicate that concern directly to the committee (through the committee chair) or to any independent director.
      Communications about such concerns may be confidential or anonymous. Anyone wishing to communicate such concerns may e-mail them, submit them in writing or report them by phone to any committee members or to any other independent director. The committee will promptly review any concerns and take action to correct any legitimate issues raised by such communications.
      Rockford’s policies prohibit any director or employee from retaliating or taking any adverse action against anyone for raising or helping to resolve any concern raised in this process.

APPENDIX B
ROCKFORD CORPORATION
2005 Stock Option Plan

1.	Purpose
      The Rockford Corporation 2005 Stock Option Plan is intended to assist in attracting and retaining employees and directors and to motivate such individuals to use their best efforts on behalf of the Corporation.

2.	Definitions
      The following terms have the following meanings:

2.1 “1933 Act” means the Federal Securities Act of 1933 and applicable state securities laws.

2.2 “1934 Act” means the Securities Exchange Act of 1934.

2.3 “Board” means the Board of Directors of Rockford Corporation.

2.4 “Code” means the Internal Revenue Code of 1986.

2.5 “Committee” means the Compensation Committee of the Board of Directors of Rockford Corporation.

2.6 “Corporation” means Rockford Corporation and any Subsidiary.

2.7 “Fair Market Value” means, as applied to a specific date, the closing price for the Stock on such date as reported on the principal stock exchange upon which the Corporation’s Stock is listed (currently, the Nasdaq Stock Market — National Market System (“NASDAQ”); or, if the stock is not listed, then the mean between the most recent bid and asked prices of any other recognized trading market or if no stock was traded on the relevant date, on the next preceding day on which the Stock was so traded. If no such market exists, then the Committee shall determine in good faith the fair market value of the Stock.

2.8 “Grant Date” means the date on which an Option is granted as specified by the Committee, contingent on the Optionee executing a Stock Option Agreement in form satisfactory to the Committee.

2.9 “Incentive Option” means an Option eligible for tax treatment as an incentive option under Section 422 of the Code.

2.10 “Non-Qualified Option” means an Option that is not eligible for tax treatment as an incentive option under Section 422 of the Code.

2.11 “Option” means an option to purchase Stock granted under this Plan.

2.12 “Optionee” means an employee or director to whom an Option has been granted under the Plan.

2.13 “Plan” means the Rockford Corporation 2005 Stock Option Plan, the terms and conditions of which are covered in this instrument.

2.14 “Stock” means the common stock of the Corporation.

2.15 “Stock Option Agreement” means a written agreement entered into between the Corporation and the Optionee that provides for the price and terms of an Option.

2.16 “Subsidiary” means any corporation of which the majority of the outstanding capital stock is owned, directly or indirectly, by the Corporation and which meets the definition of a subsidiary corporation as set forth in Section 424(f) of the Code, at the time of the granting of the Option.

2.17 “Ten Percent Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of stock of the Corporation.

3.	Administration
      3.1     The Plan shall be administered by the Compensation Committee of the Board, which Committee shall satisfy the requirements for “outside directors” as set forth in section 162 (m) of the Code and “non-employee directors” as set forth in rule 16b-3 of the 1934 Act. Without limiting the powers of the Committee, the Committee shall have the power to determine the times during which any Option shall be exercisable, the events upon which any Option shall terminate, the amounts, if any, payable to beneficiaries of an Optionee upon the death of such Optionee, the exercisability of any Option on the sale of all, or substantially all, of the assets of the Corporation, or a merger where the Corporation is not the surviving corporation (other than a merger that is only a change in form), and other terms of exercise. No member of the Committee shall be eligible to vote on the grant of Options to him or her. All decisions and determinations of the Committee in administering the Plan shall be final.
      3.2     If changes are made to the Code that make it advisable, in the Committee’s sole discretion, to change the character of Options for income tax purposes, the Committee may change the character of Options and may impose on Options any conditions deemed necessary or appropriate to comply with the Code requirements. However, except as otherwise provided herein, the Committee may not change the character or terms of an outstanding Option without the Optionee’s consent.
      3.3     The Committee, subject to the provisions of the Plan, shall make determinations regarding:

(a) The employees or directors who shall receive Options, the times when such Options shall be granted, the time limits within which Options may be exercised (subject to the provisions of this Plan), the number of shares subject to each Option, and the terms and provisions of Stock Option Agreements (which need not be identical);

(b) Interpretation of Plan provisions;

(c) Rules and regulations relating to the Plan;

(d) Stock Option Agreements under the Plan; and

(e) Other determinations advisable for the proper administration of the Plan.

4.	Tax and Other Characteristics of Options
      4.1     Options granted pursuant to the Plan may be designated, but need not be designated, as Incentive Options. The Stock Option Agreement shall provide whether an Option is an Incentive Option or a Non-Qualified Option. In the case of Incentive Options, the aggregate fair market value of the Stock (at the time the Option is granted) for Options that are exercisable for the first time by an Optionee during any calendar year (under all stock option plans of the Corporation) shall not exceed $100,000. Non-employee directors of the Corporation shall not be eligible for the grant of Incentive Options.
      4.2     At all times during the period beginning on the date of grant of the Incentive Option and ending on the day three months before the date of exercise of an Incentive Option, the Optionee must be an Employee of the Corporation or a Subsidiary. Such 3-month period shall be extended to twelve (12) months if employment ends due to a total disability. If the Optionee terminates employment due to death or dies within the allowable period specified in the Option Agreement for exercise after termination of employment, the Option may be exercised (to the extent the Optionee was entitled to exercise the Option on the date of death) by the Optionee’s estate, or by a person who acquired the right to exercise the Option by bequest or inheritance, or by a person designed to exercise the Option upon the Optionee’s death, but only within a period ending upon the earlier of (i) 90 days after the date of death or (ii) the expiration of the term of the Option set forth in the Option Agreement. Additional limitations may be imposed by the terms of the Option Agreement.

5.	Stock Subject to the Plan
      5.1     Subject to adjustments under Section 11, the aggregate number of shares of Stock that may be issued on the exercise of Options (either as Incentive Options, Non-Qualified Options, or a combination)

shall not exceed 500,000. Such Stock may be authorized but unissued shares or treasury shares, as the Committee determines.
      5.2     If an Option expires or is terminated, the shares of Stock allocated for issuance under such Option may be allocated to a new Option under the Plan.

6.	Eligibility
      All individuals who are officers, directors, advisory directors or employees of the Corporation or a Subsidiary, including employees who are officers or directors, shall be eligible for selection by the Committee to receive Options under the Plan. Only officers and employees of the Corporation or a Subsidiary may receive Incentive Options under the Plan.

7.	Option Exercise Price and Payment of Withholding Taxes
      The Committee shall determine the price at which shares of Stock may be purchased on the exercise of any Option at the time an Option is granted. The price shall not be less than 100% of the fair market value of the Stock at the Grant Date, but if the Corporation desires to grant an Incentive Option to a Ten Percent Shareholder, the price at which shares may be purchased under such Option shall not be less than 110% of the fair market value of the Stock at the Grant Date. Also, any eligible individual shall pay to the Corporation (or make arrangements for such payment) any applicable federal and state income and withholding taxes the Corporation determines are payable on the spread between the fair market value of the Stock at the date of exercise and the Option price.

8.	Term and Vesting of Options
      8.1     The Committee shall determine the term of each Option at the Grant Date. In no case, however, shall the term of any Option exceed ten years from the Grant Date, or five years in the case of a grant of an Incentive Option to a Ten Percent Shareholder.
      8.2     Unless otherwise specified by the Committee in the Option Agreement, 25% of the Options granted to an individual will be exercisable immediately on the Grant Date, with another 25% becoming exercisable on each of the first, second, and third anniversary of the Grant Date. Notwithstanding the previous sentence, and unless otherwise specified by the Committee in the Option Agreement, Options will be 100% exercisable when the Optionee attains age 65. These provisions are subject to the other terms and conditions of the Option Agreement (including the termination date of the Options).
      8.3     Unless specifically stated otherwise in the Option Agreement, all outstanding Options will become vested and exercisable immediately upon a Change of Control of the Corporation. For this purpose, “Change of Control” shall be deemed to have occurred if, after the Effective Date (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation’s then outstanding securities, (ii) upon the first purchase of the Corporation’s Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Corporation) or (iii) directors who are not “continuing directors” become a majority of the Board of Directors. A “continuing director” is a director who (a) is a director on the date of adoption of this plan, (b) is nominated to become a director by the Nominating Committee of the corporation and is recommended by a majority of the continuing directors, or (c) has served as a director for 24 months.
      8.4     If, in connection with any merger, consolidation, sale or transfer by the Corporation of substantially all its assets, any Option is not to be assumed by the surviving corporation or the purchaser, then the Committee, in its sole discretion, may advance the date on which such Option or any portion of such Option not then exercisable, may be exercised.

9.	Payment on Exercise of Options
      The price of an exercised Option and any taxes required to be paid by the Optionee on exercise of such Option shall be paid:

(a) In cash; or

(b) At the discretion of the Committee, through the delivery of Stock with a fair market value equal to the exercise price and withholding taxes, if any; or

(c) At the discretion of the Committee, through a combination of (a) and (b).

10.	Non-Transferability of Options
      10.1     Except as provided in 10.2, below, Options shall not be transferable by the Optionee, but if an Optionee dies, his or her personal representative may exercise an Option within 90 days of the date of the Optionee’s death (if the Option is otherwise exercisable), subject to Section 4.2.
      10.2     Options may be transferable pursuant to a valid decree of divorce, provided, however, that any Incentive Options required to be so transferred shall cease to be Incentive Options and become Non-Qualified Options.

11.	Adjustments
      If the Corporation:

(a) declares a dividend or makes a distribution on its Stock payable in Stock or securities convertible into Stock; or

(b) recapitalizes through a split-up of the outstanding shares of Stock into a greater number or a combination of the outstanding Stock into a lesser number; or

(c) issues, by reclassification of its Stock, any share of Stock, or

(d) reorganizes, merges, consolidates, splits-up, combines, or exchanges shares or engages in any similar transaction to those described in this Section 11 with respect to the Stock, the Committee shall make appropriate and equitable adjustments in the number and kind of shares subject to outstanding Options under the Plan. Any other adjustments to the Options shall be within the sole discretion of the Committee, and if required, shall in all events comply with Section 409A of the Code so as not to create a modification of the Option. If the adjustment would produce fractional shares with respect to any unexercised Option, the Committee may adjust appropriately the number of shares covered by the Option to eliminate the fractional shares. The price of any shares subject to an outstanding Option shall be adjusted so there will be no change in the aggregate purchase price payable upon the exercise of the Option, and such price may be changed at the Committee’s discretion, to avoid any substantial dilution or enlargement of the rights granted or available to Optionees under the Plan or to shareholders of the Corporation; provided that any such adjustment will comply with Section 409A of the Code, if required, so as not to create a modification of the Option.

12.	Additional Restrictions
      Notwithstanding any other provisions of the Plan, any Stock Option Agreement may contain such additional or more restrictive provisions as the Committee deems advisable and consistent with the Plan.

13.	Registration
      The Plan, the Stock to be issued pursuant to the exercise of Options, or the Options granted under the Plan, may be registered under the Act.

14.	Effective Date of Plan
      The Plan shall become effective as of November 1, 2005 and shall remain in effect for ten years from its effective date, unless the Board terminates it earlier. No Incentive Options may be issued under the Plan unless the stockholders of the Corporation approve the Plan within one year from the date the Plan is adopted by the Corporation.

15.	Amendments and Termination
      The Board, in its discretion and at any time, may modify, amend or terminate the Plan. Neither the termination of the Plan, nor any modification or amendment thereof, shall adversely affect any rights under an Option previously granted under the Plan without the consent of the Optionee except as provided in the Plan. Notwithstanding the foregoing, the Board may amend the Plan to the extent necessary to cause Options granted under the Plan to meet the requirements of the Act and the Code and regulations thereunder.

16.	Miscellaneous
      16.1 Nothing in the Plan or any Option granted shall confer upon any person any right to continue in the service of the Corporation or a Subsidiary.
      16.2 The grant of Options under the Plan, the issuance and delivery of shares upon the exercise of Options, and any other matters relating thereto shall be subject to all laws, rules and regulations as may from time to time be applicable, including but not limited to, any and all rules and regulations of any stock exchange or exchanges upon which the shares of the Corporation may be listed and all applicable federal and state securities laws.
      16.3 No person shall acquire any rights as an Optionee under this Plan unless and until a Stock Option Agreement in the form and containing the terms specified by the Committee shall have been duly executed on behalf of the Corporation by such officer or officers as the Committee shall designate for such purpose, delivered to the Optionee named therein, and executed by the Optionee.
      16.4 No person shall have any rights as a shareholder with respect to any shares covered by an Option granted pursuant to the Plan until the date of the issuance of a share certificate to the Optionee for such shares.

17.	Governing Law
      All rights under this Plan shall be governed by and construed in accordance with the laws of the state of Arizona. The Plan is intended to comply with all applicable securities laws and to meet the requirements for Incentive Stock Options and the “performance-based” exception to section 162(m) of the Code, as well as the requirements of a stock option plan exempt from Section 409A of the Code, and the Plan shall be construed and interpreted in a manner that reflects such intent.

18.	Execution
      The President of the Corporation has been authorized to execute this Plan and has executed the Plan on the date indicated below.

ROCKFORD CORPORATION

President

Date

PROXY
ROCKFORD CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints W. Gary Suttle and Jerry E. Goldress or either of them acting in the absence of the other, with full power of substitution, the true and lawful attorneys and proxies of the undersigned, to attend the Annual Meeting of the Shareholders of Rockford Corporation to be held at 600 South Rockford Drive, Tempe, Arizona, 85281, on Wednesday, May 10, 2006, at 2:00 p.m., Mountain Standard Time, and any adjournments thereof, and to vote the shares of Common Stock of Rockford standing in the name of the undersigned, as directed below, with all the powers the undersigned would possess if personally present at the meeting.
PROPOSAL NO. 1:          To elect 6 directors to our Board to serve for the next year or until their successors are elected.

NOMINEES:	W. Gary Suttle	Timothy C. Bartol
	Jerry E. Goldress	Ralph B. Godfrey
	Nicholas G. Bartol	John P. Lloyd

22	VOTE for all nominees except those whose names are written on the line provided below (if any).

22	VOTE WITHHELD on all nominees.

PROPOSAL NO. 2:          To approve Rockford’s 2005 Stock Option Plan.

22	VOTE for the 2005 Stock Option Plan

22	VOTE against the 2005 Stock Option Plan

PROPOSAL NO. 3:          To ratify the appointment of Ernst & Young LLP as Rockford’s Independent Registered Public Accounting Firm

22	VOTE for the appointment of Ernst & Young LLP as Rockford’s Independent Registered Public Accounting Firm

22	VOTE against the appointment of Ernst & Young LLP as Rockford’s Independent Registered Public Accounting Firm

PLEASE PROMPTLY DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE
     This proxy will be voted in accordance with the directions indicated herein. If no specific directions are given, this proxy will be voted for approval of all nominees listed herein, for approval of the proposals listed herein and, with respect to any other business as may properly come before the meeting, in accordance with the discretion of the proxies.

DATED:

Signature

Signature

When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both joint tenants sign.